EXHIBIT 99.1

UFP Technologies Announces Q1 2018 Results

NEWBURYPORT, Mass., May 04, 2018 (GLOBE NEWSWIRE) -- UFP Technologies, Inc.  (Nasdaq:UFPT), an innovative designer and custom converter of foams, plastics, composites, and natural fiber materials, today reported net income of $1.8 million or $0.24 per diluted common share outstanding for its first quarter ended March 31, 2018.  This compares to net income of $2.2 million or $0.30 per diluted common share outstanding for the same period in 2017.  Sales for the first quarter, including sales from Dielectrics, Inc. from February 1, 2018, the date it was acquired, were $42.9 million compared to 2017 first quarter sales of $37.1 million.  The first quarter results included approximately $1.1 million of transaction expenses associated with the Dielectrics acquisition and approximately $600,000 in losses due to the closure of the Company’s factory in Georgia.  Adjusting for the impact of these one-time items, diluted earnings per share would have been $0.41.

“I am very pleased with our first quarter results,” said R. Jeffrey Bailly, chairman and CEO.  “Excluding one-time acquisition expenses and losses related to our Georgia plant closing, operating income rose 33%. With these non-recurring costs behind us, we believe we are well positioned to further improve our results going forward.”

“As anticipated, our February 1 acquisition of Dielectrics made a significant contribution to our operating results,” Bailly added.  “Dielectrics generated approximately $1.1 million in operating income in the two months after the acquisition, while improvements in the balance of UFP’s business helped offset the impact of closing the Georgia facility.”

“I remain very enthusiastic about Dielectrics’ potential impact on our business, and customer feedback has been extremely positive,” Bailly said. “Dielectrics brings new capabilities and talent that I feel will increase our value significantly to both customers and shareholders. Looking ahead, we will focus on smoothly integrating Dielectrics and realizing the synergies of our combined companies. In addition, we will continue working to improve our overall operating efficiencies and to accelerate our internal growth.”

UFP Technologies is an innovative designer and custom converter of foams, plastics, and natural fiber materials, principally serving the medical, automotive, consumer, electronics, industrial, and aerospace and defense markets. The UFP team acts as an extension of its customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements regarding the Company’s future operating results, statements regarding the Company’s acquisition of Dielectrics and the integration of Dielectrics and any synergies associated with the Dielectrics business and personnel, the effect of the acquisition of Dielectrics on the Company’s earnings, and the timing associated therewith, statements regarding the value of the acquisition to our customers and shareholders, statements about the Company’s prospects, statements about the Company’s acquisition strategies and opportunities, statements regarding new hires and anticipated trends in the different markets in which the Company competes, anticipated advantages relating to the Company’s decisions to consolidate its facilities and the expected cost savings and efficiencies associated therewith, statements regarding the closure of the Company’s Georgia plant and the resulting impact to revenues, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, expectations regarding the manufacturing capacity and efficiencies of the Company, statements about the Company’s participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks and uncertainties associated with the Company’s acquisition of Dielectrics, risks associated with the integration of the Dielectrics business, risks associated with the effect of the acquisition of Dielectrics on the Company’s earnings and the value of the acquisition to the Company’s customers and shareholders, risks associated with the Company’s identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, risks and uncertainties associated with hiring new employees and expected advantages associated therewith, risks and uncertainties associated with plant closures and consolidations, including the closure of the Company’s Georgia plant, and expected efficiencies from consolidating manufacturing, risks associated with the Company’s entry into and growth in certain markets, risks that the Company may not be able to finalize anticipated new customer contracts, or that the Company may be unable to fully utilize its expected production capacity, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

UFP Technologies, Inc.	www.ufpt.com
100 Hale Street	Contact: Ron Lataille
Newburyport, MA 01950 USA	978-234-0926

Consolidated Condensed Statements of Income (in thousands, except per share data)

	Three Months Ended
	March 31,
	(Unaudited)
	2018	2017
Net sales	$42,931	$37,053
Cost of sales	32,746	27,537
Gross profit	10,185	9,516
SG&A	6,592	6,316
Acquisition costs	1,069	-
Gain on sale of fixed assets	(40)	(5)
Operating income	2,564	3,205
Other income	(50)	-
Interest expense (income), net	248	(28)
Income before income taxes	2,366	3,233
Income taxes	589	1,062
Net income from consolidated operations	$1,777	$2,171

Net income per share outstanding	$0.24	$0.30
Net income per diluted share outstanding	$0.24	$0.30

Weighted average shares outstanding	7,300	7,216
Weighted average diluted shares outstanding	7,378	7,297

Consolidated Condensed Balance Sheets (in thousands)

	March 31,	December 31,
	2018	2017
	(Unaudited)
Assets:
Cash	$7,064	$37,978
Receivables	29,285	21,381
Inventories	18,258	12,863
Other current assets	3,492	2,852
Net property, plant, and equipment	58,787	53,652
Other assets	77,338	9,481
Total assets	$194,224	$138,207
Liabilities and equity:
Accounts payable	$5,412	$4,180
Other current liabilities	8,670	5,763
Current portion of long-term debt	2,857	-
Long-term debt, excluding current portion	46,429	-
Other liabilities	4,835	4,552
Total liabilities	68,203	14,495
Total equity	126,021	123,712
Total liabilities and stockholders' equity	$194,224	$138,207